Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Midatech Pharma PLC
Abingdon, United Kingdom

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-209365 and No. 333-214969) of Midatech Pharma PLC of our report dated April 3, 2017, relating to the consolidated financial statements which appears in this Annual Report on Form 20-F.

/s/ BDO LLP

BDO LLP
Reading, United Kingdom
April 6, 2017